Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES ACQUIRES CPI BINANI,
EXPANDS ITS THERMOPLASTICS CAPABILITIES

COLUMBUS, Ohio - March 20, 2015 - Core Molding Technologies, Inc. (NYSE MKT: CMT), a leading North American compounder of custom sheet molding compound (SMC) and molder of fiberglass reinforced plastics, today announced it has acquired substantially all of the assets of CPI Binani, Inc. (“CPI”), located in Winona, Minnesota. CPI is an innovator and active producer of direct long-fiber thermoplastics (D-LFT) products, serving the marine, automotive, packaging and other industries. CPI was previously a wholly-owned subsidiary of Binani Industries Limited, based in Mumbai, India. The transaction is an all-cash deal of $15 million, which Core will finance through a new senior secured five-year term loan. The acquisition includes a staff of approximately 100 individuals and a manufacturing facility of 83,000 square feet.

“Continuing to expand our composite technology offerings for our diverse customer base is a key element of our growth strategy,” said Kevin L. Barnett, President and Chief Executive Officer of Core Molding Technologies. “CPI is a pioneer in direct long-fiber thermoplastic processing and continues to expand the applications of this versatile material system,” he said. “In addition to a new technology offering, the acquisition brings us existing programs with industry leading customers, experienced leadership, a motivated and capable workforce, expanded geographic reach and an industry-leading 5,000-ton processing system, all of which fit our interests quite nicely.”

Long-fiber reinforced thermoplastics systems are attractive for their versatile performance characteristics, resistance to chemicals, recyclability and fast processing times in many complex product configurations. The use of a direct process, where the compounding of the material is connected directly with the compression molding operation, improves the economics of the technology. Widely popular in Europe and Asia, D-LFT technology is still growing in North America, where applications are concentrated in the automotive industry, but include many non-automotive applications as well. Lucintel, a leading market research organization that specializes in composite processes, estimates the North American D-LFT market is growing at a CAGR of 7‑9%.

CPI had annual sales in 2014 of approximately $20 million. The Company expects the transaction to be approximately $.01 to $.02 accretive to earnings per share for the remainder of 2015 and does not expect any significant restructuring, shut-down or employee severance costs during 2015.

“We are excited about adding the D-LFT technology to our growing portfolio of fiber-reinforced composite processes, and to advancing the opportunities the CPI team has under development,” Barnett said. “Additionally, we see opportunities to offer the D-LFT technology to our existing customers and to cross-sell our thermoset technology to CPI’s customers. The D-LFT technology is complementary to our existing operations in many ways. Integration is expected to be completed by year-end,” he said.

ABOUT CORE MOLDING TECHNOLOGIES, INC.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2014 Annual Report to Shareholders on Form 10-K.